Exhibit 4.53

Debt Transfer and Offset Agreement

This Agreement is executed on February 19, 2021 by and among:

(a)	The Creditor: Beijing Chezhiying Technologies Co., Ltd. (hereinafter referred to as “Chezhiying”);

(b)	The Transferor: Lu Min (“Lu Min”), ID No.: ******;

(c)	The Transferee: Long Quan (“Long Quan”), ID No.: ******.

Whereas,

(1)	Chezhiying and Lu Min executed a loan agreement dated September 30, 2016 (the “Loan Agreement”) in respect of the loan of RMB 5,000,000 provided by Cheerbright to Lu Min;

(2)	Lu Min intends to transfer to Long Quan, and Long Quan agrees to accept, all debts and all of its rights and obligations under the Loan Agreement as described in above (1);

(3)

The registered capital of Beijing Shengtuo Hongyuan Information Technology Co., Ltd. (hereinafter referred to as the “Target Company”)is RMB 10,000,000, of which Lu Min contributed RMB 5,000,000, accounting for 50% of the total; On February 19, 2021, Lu Min executed an equity interest purchase agreement with Long Quan in respect of sale of 50% equity interests in the Target Company (hereinafter referred to as the “Equity Interest Purchase Agreement”). Long Quan shall purchase the 50% equity interests in the Target Company according to the directions of Chezhiying. Pursuant to the provisions of the Equity Interest Purchase Agreement, Long Quan shall pay Lu Min the equity interest sale price that has not been paid yet (the “Sale Price”). Lu Min intends to offset the Sale Price against the debts owed by Lu Min to Long Quan hereunder according to the following provisions; and

(4)	Any currency as referred to herein shall mean RMB, except as otherwise specified.

NOW THEREFORE, in accordance with applicable laws and regulations and through amicable consultation, the Parties hereby enter into this Agreement as below:

Clause 1 Transfer of Debts

1.1	Lu Min agrees to transfer to Long Quan, and Long Quan agrees to accept, the debt of RMB 5,000,000 owed by Lu Min to Cheerbrigh (the “Debt Transfer”).

After the consummation of the Debt Transfer, Lu Min shall owe the debt of RMB 5,000,000 to Long Quan.

1.2	Chezhiying acknowledges and agrees to the Debt Transfer.

1.3	After the consummation of the Debt Transfer, Lu Min shall no longer owe any debt to Chezhiying; Long Quan shall owe the debt of RMB 5,000,000 in total to Chezhiying.

Clause 2 Transfer of Rights and Obligations

2.1	In addition to the Debt Transfer under Clause 1 hereof, Lu Min agrees to transfer to Long Quan, and Long Quan agrees to accept, all rights and obligations of Lu Min under the Loan Agreement.

2.2	Chezhiying acknowledges and agrees to the transfer of rights and obligations.

2.3	Chezhiying and Long Quan agree to enter into the Loan Agreements to agree on matters such as Chezhiying’s claims against Long Quan and relevant rights and obligations.

Clause 3 Offset of Debts

3.1	Pursuant to the provisions of the Equity Interest Purchase Agreement, Long Quan shall pay to Lu Min the equity interest sale price of RMB 5,000,000. The Sale Price has not been paid.

3.2	It is acknowledged and agreed by Lu Min that, the debts owed by Lu Min to Long Quan shall be offset against the Sale Price payable by Long Quan to Lu Min under the Equity Interest Purchase Agreement.

3.3

It is acknowledged by the Parties, the Sale Price under the Equity Interest Purchase Agreement shall be the amounts net of tax. Any taxes or levies (if any) imposed with respect to the Sale Price shall be borne by Chezhiying, instead of the sellers of the equity interests. Chezhiying shall be responsible for communicating with the competent taxation authorities and paying the relevant taxes as requested by taxation authorities, and shall assist the sellers of equity interests to obtain the receipts of tax payment.

Clause 4 Liabilities for Breach of Contract

If any party fails to perform or materially breaches any provision contained herein, he or she shall indemnify the non-breaching parties for any loss caused thereby, and, except as otherwise agreed in this Agreement, the non-breaching parties may terminate this Agreement and claim against the breaching party.

Clause 5 Dispute Resolution

This Agreement shall be governed by and construed in accordance with the applicable laws of the People’s Republic of China.

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through amicable consultation, failing which, a lawsuit may be brought with the competent court having jurisdiction.

Clause 6 Miscellaneous

6.1	This Agreement shall be executed in four originals, of which each party and the Target Company shall keep one respectively.

6.2	This Agreement shall become effective immediately after it is sealed (in case of a corporate body) or signed (in case of a natural person) by each party.

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(Signature Page of the Debt Transfer and Offset Agreement)

/s/ Beijing Chezhiying Technologies Co., Ltd. (Company Seal)
Beijing Chezhiying Technologies Co., Ltd.

Company Seal

(Signature Page of the Debt Transfer and Offset Agreement)

/s/ Lu Min
Lu Min

(Signature Page of the Debt Transfer and Offset Agreement)

/s/ Long Quan
Long Quan